Exhibit 23

LIBERTY GLOBAL 401(K) SAVINGS AND STOCK OWNERSHIP PLAN

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125962 and No. 333-128034) of Liberty Global, Inc. of our report dated June 25, 2007, pertaining to the financial statements and supplemental schedules of the Liberty Global 401(k) Savings and Stock Ownership Plan (formerly UnitedGlobalCom, Inc. 401(K) Savings and Stock Ownership Plan) as of December 31, 2006 and 2005 and for the year ended December 31, 2006 appearing in this Annual Report on Form 11-K of Liberty Global 401(k) Savings and Stock Ownership Plan.

/s/ Anton Collins Mitchell LLP

Denver, Colorado
June 25, 2007